Exhibit 99(a)

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                           Entergy Arkansas, Inc.
         Computation of Ratios of Earnings to Fixed Charges and
   Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

                                                                          Twelve Months Ended
                                                                                                             March 31,
                                                             1996      1997      1998      1999      2000      2001

Fixed charges, as defined:
  Total Interest Charges                                    $106,716  $104,165   $96,685   $97,023  $101,600  $104,223
  Interest applicable to rentals                              19,121    17,529    15,511    17,289    16,449    15,101
                                                            ----------------------------------------------------------
Total fixed charges, as defined                              125,837   121,694   112,196   114,312   118,049  $119,324

Preferred dividends, as defined (a)                           24,731    16,073    16,763    17,836    13,479    13,557
                                                            ----------------------------------------------------------

Combined fixed charges and preferred dividends, as defined  $150,568  $137,767  $128,959  $132,148  $131,528  $132,881
                                                            ==========================================================
Earnings as defined:

  Net Income                                                $157,798  $127,977  $110,951   $69,313  $137,047  $130,711
  Add:
    Provision for income taxes:
       Total                                                  84,445    59,220    71,374    54,012   100,512    97,295
    Fixed charges as above                                   125,837   121,694   112,196   114,312   118,049   119,324
                                                            ----------------------------------------------------------
Total earnings, as defined                                  $368,080  $308,891  $294,521  $237,637  $355,608  $347,330
                                                            ==========================================================
Ratio of earnings to fixed charges, as defined                  2.93      2.54      2.63      2.08      3.01      2.91
                                                            ==========================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                2.44      2.24      2.28      1.80      2.70      2.61
                                                            ==========================================================


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(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.



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